AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Chairman, President and CEO	212/827-3776
Yadira R. Mercado	Marilynn Meek
Executive Vice-President, CFO	General Inquiries
787/622-0101	212/827-3773

EUROBANCSHARES, INC. ANNOUNCES NEW EXECUTIVE VICE-PRESIDENT
AND DIRECTOR TRANSITION

San Juan, Puerto Rico, January 4, 2008 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today announced that effective January 1, 2008, Carlos Rom, a regarded banker with over 15 years of experience, will become Executive Vice President in charge of managing and administering the branch network, marketing and strategic planning of its wholly owned banking subsidiary, Eurobank.

Prior to joining Eurobank, since April 1, 2000, Mr. Rom was the managing partner of Edge Group, a consulting firm where he served as a strategic, management and marketing consultant to businesses, primarily in Puerto Rico, but also in the Caribbean and Central America. From 1986 to 1994 and from 1995 to 2000, Mr. Rom held various executive positions with Popular, Inc., and its banking subsidiary Banco Popular. He served as vice-president and marketing director of Banco Popular, where he was responsible for product development and marketing strategies; and was a first vice-president and metropolitan area regional director within the retail banking division, where he was responsible for the consolidation of the branches in that region during the merger between Banco Popular and Banco de Ponce. Most recently, he was executive vice-president and group manager of Popular, Inc., with responsibility for the corporation’s expansion in the Caribbean and Central America.

In addition, EuroBancshares, Inc. today announced that Diana López Feliciano resigned as a director of EuroBancshares, Inc. and Eurobank effective January 1, 2008 due to the increasing demands of her business schedule. Ms. López-Feliciano also served as a member of the Company’s audit, compliance and trust committees. Ms. López-Feliciano’s resignation is not due to any disagreement with the Company or with the Bank, known to an executive officer of the Company.

On January 1, 2008, the Company’s Board of Directors appointed Jaime Sifre Rodríguez to the Company’s Board as a Class A director, and as a director of the Bank pursuant to recommendation by the Board's Nominating and Governance Committee to fill the vacancy created by Diana López-Feliciano’s resignation from the Board. In addition, Mr. Sifre has been appointed to the Company’s Audit Committee, and will fill the vacancy on the audit, compliance and trust committees that was created by Ms. López-Feliciano’s resignation. Mr. Sifre, is an attorney at law and notary public. He was the founding partner of Sánchez Betances, Sifre & Muñoz Noya, PSC, formerly Sánchez-Betances & Sifre, a partnership position that he has held for the last thirty four years. Mr. Sifre is not a party to any arrangement or understanding with any person pursuant to which he was appointed as a director, nor is Mr. Sifre a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Rafael Arrillaga-Torréns, Jr., Chairman, President and Chief Executive Officer of EuroBancshares, Inc. and Eurobank said, “we regret that Ms. Lopez leaves us after six years of valuable service and we will certainly miss her advice and guidance, but we are happy to have Messrs Sifre and Rom join us. Their vast knowledge and contributions will assist us in taking the bank to the next level in its development.”

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank, EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.